Exhibit 2.3
STOCK PURCHASE AGREEMENT
THIS AGREEMENT is made and entered into as of the 19th day of January, 2006, by and between American Transport and Disposal Services Ltd., 85A East 2nd St., Bayonne, NJ 07002, hereinafter collectively referred to as the “Seller” and Mark Alsentzer, doing business as “South Jersey Development, Inc.” and/or assigns and/or nominees, hereinafter collectively referred to as the “Purchaser” (the term “Purchaser” shall extend to in the first instance the original Purchaser named herein and also the assigns of such Purchaser);
WITNESSETH:
WHEREAS, the Seller is the record owner and holder of the issued and outstanding shares of the capital stock of American Transport and Disposal Services Ltd., hereinafter referred to as the “Corporation”, which Corporation has issued capital stock of 200 shares of no par value common stock, and
WHEREAS, the Purchaser desires to purchase all of the issued and outstanding capital stock of the Corporation (referred to as the “Corporation’s Stock”), together with other enumerated assets of the Corporation, and the Seller desires to sell or cause to be sold all of the Corporation’s stock and other enumerated assets, upon the terms and subject to the conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Corporation’s Stock aforementioned, it is hereby agreed as follows:
1. PURCHASE AND SALE: CLOSING.
a. Purchase and Sale of Corporation’s Stock. Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey and transfer, or cause to be sold, conveyed or transferred, all of the Corporation’s Stock and deliver to the Purchaser certificates representing such stock, and the Purchaser shall purchase from the Seller the Corporation’s Stock in consideration of the purchase price set forth in Section 2 and Exhibit “A” of this Agreement. The certificates representing the Corporation’s Stock shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion, and shall have all the necessary documentary transfer tax stamps affixed thereto at the expense of the Seller.
b. Purchase and Sale of other Corporation Assets. Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey, assign and transfer, or cause to be sold, conveyed, assigned or transferred, the Corporation’s customer lists, contracts, intellectual property assets and rights (including but not limited to all copyrights, servicemarks, trademarks, patents, trade names), and goodwill to the Purchaser.

c. Additional Agreements to be executed. Christopher Uzzi and any other key employee of Seller designated by Purchaser shall execute an Employment Agreement, containing confidentiality provisions and non-competition provisions on or before Closing. After closing, the surviving entity shall execute contracts and/or leases with CTJ Excavation, Inc., owned by Tommy Attonito, for marketing services; and Juda Construction, Ltd. owned by Nicky Panaiccia, for trucking services.
d. Procedure for Closing. The closing of the transactions contemplated by this Agreement (the “Closing”), shall be held on or before December 15, 2005, at the offices of Purchaser’s counsel, Bernard M. Resnick, Esq., P.C., Two Bala Plaza, Suite #300, Bala Cynwyd, PA 19004, or such other place, date and time as the parties hereto may otherwise agree (such date to be referred to in this Agreement as the “Closing Date”).
2. AMOUNT AND PAYMENT OF PURCHASE PRICE. The total consideration and method of payment thereof are fully set out in Exhibit “A” attached hereto and made a part hereof.
3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby warrants and represents:
a. Organization and Standing. Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted. A true and correct copy of:
i. its Certificate of Incorporation and all amendments thereto to date certified by the Secretary of State of the State of Delaware, and
ii. its Bylaws as now in effect, will be delivered by Seller to the Purchaser prior to the Closing Date. The Corporation’s minute books will be made available to the Purchaser and its representatives at any reasonable time or times prior to the Closing for inspection and will be complete and correct as of the date of any such inspection.
b. Capitalization. The authorized capital stock of the Corporation consists of 1,500 shares of no par value common stock.
c. Restrictions on Stock.
i. Neither the Corporation nor Seller is a party to any agreement, written or oral, creating rights in respect to the Corporation’s Stock in any third person or relating to the voting of the Corporation’s Stock (other than the agreement with Purchase dated October 31, 2005).

ii. Seller is the lawful owner of all the Corporation’s Stock, free and clear of all security interests, liens, encumbrances, equities and other charges.
iii. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the capital stock of the Corporation, nor are there any securities convertible into such stock.
d. Subsidiaries. The Corporation has no subsidiaries.
e. Authority Relative to this Agreement. Except as otherwise stated herein, the Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further action is necessary by the Seller to make this Agreement valid and binding upon Seller and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller will not:
i. constitute a breach or a violation of the Corporation’s Certificate of Incorporation, By-Laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;
ii. constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or
iii. result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.
f. Financial Statements. Seller is furnishing financial statements of the Corporation as an inducement to Purchaser to purchase the Corporation’s Stock and accordingly, Seller warrants and represents the financial operating history or condition of the Corporation as indicated by the financial statements turned over to Purchaser. Moreover, Seller warrants and represents that at closing the Corporation and the Corporation’s Stock will not be subject to any liability save and except those specifically enumerated in Exhibit “B” attached hereto and made a part hereof.
To the extent that liabilities are discovered by Purchaser after Closing which relate to events prior to Closing, Seller shall be responsible to forthwith pay such liabilities, including income tax liabilities in cash within fifteen (15) days thereof, or alternatively, if Seller objects to such liabilities in good faith, litigate the issue and indemnify and save harmless Purchaser from any claim for such liability. This indemnification as it relates to income tax liabilities of the Corporation shall terminate on the thirtieth (30th) day after the expiration of the applicable period of limitations on assessments and collections applicable to such taxes under the Internal Revenue Code. Moreover, the aforementioned indemnity shall not apply to any tax liability which may occur by reason of actions taken by the Purchaser including, but not limited to, the liquidation of the Corporation.

The Seller and Whitney Contracting, Inc. (hereinafter “WCI”) warrant and certify that the collective sales of Seller and WCI for the year 2005 total at least $                , with net pre tax income of $                .
g. Tax Matters. The Corporation has timely prepared and filed all federal, state and local tax returns and reports as are and have been required to be filed and all taxes shown thereon to be due have been paid in full.
h. Litigation. The Corporation is not a party to any litigation, proceeding or administrative investigation and to the best knowledge of the Seller none is pending against the Corporation or its properties.
I. Properties. The Corporation has good and merchantable title to all of its properties and assets which are those properties and assets set out in Exhibit “C” attached hereto and made a part hereof. At closing, such properties and assets will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for real estate taxes and tangible personal property taxes which shall be prorated as of the date of closing, or those specifically set out in Exhibit “B”.
j. Compliance with Applicable Laws. None of the Corporation’s actions are prohibited by or have violated or will violate any law in effect on the date of this Agreement or on the date of closing. None of the actions of the Corporation shall conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon the capital stock of the Corporation, or upon any of the assets of the Corporation, under the provisions of the Certificate of Incorporation or Bylaws or any indenture, mortgage, lease, loan agreement or other agreement to which the Corporation and/or the Seller is a party or by which the capital stock or properties and assets of the Corporation are bound to effect it.
The Corporation is in compliance with all applicable laws, including, but not limited to, corporate laws, zoning regulations, environmental regulations and hazardous waste regulations, if applicable, city, and/or county and state occupational laws and regulations, internal revenue laws, and any and all other laws which may effect the operation or liability of the Purchaser herein.
k. Documents for Review. The Corporation’s documents enumerated in Exhibit “D”, attached hereto and made a part hereof, are true, authentic, and correct copies of the originals, or, if appropriate, the originals themselves, and no alterations or modifications thereof have been made.
4. REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER. Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated hereby.

5. TRANSACTIONS PRIOR TO THE CLOSING. Seller hereby covenants the following:
a. Conduct of Corporation’s Business Until Closing. Except as Purchaser may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause, any of the representations and warranties of Seller contained in this Agreement, to be not true on the Closing Date. Seller will be responsible for collection of all accounts receivable and payment of all accounts payable accrued to December 15, 2005 (hereinafter the “Cutoff Date”), but no earlier than 15 days prior to closing. The Seller shall retain the right to continue to collect its accounts receivable, and shall be obliged to continue to pay its accounts payable, until the Cutoff Date. The Seller will receive payment of the net proceeds of its accounts receivable, and shall pay accounts payable, through the Cutoff Date. Seller shall be responsible for reporting and payment of all taxes due in connection with Seller’s receipts of income owed to Seller prior to the Cutoff Date.
b. Resignations. Seller will deliver to Purchaser prior to the Closing Date the resignation of each director and officer of the Corporation, each such resignation to be effective on the Closing Date.
c. Satisfactions. Seller will deliver to Purchaser on the Closing Date a satisfaction from any mortgage and lien holder of the Corporation’s property, satisfactory in form and substance to the Purchaser and his counsel indicating that the then outstanding unpaid principal balance of any promissory note secured thereby has been paid in full prior to or no later than the Closing.
d. Advice of Changes. Between the date hereof and the Closing Date, Seller will promptly advise Purchaser in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement, or which would represent a material fact the disclosure of which would be relevant to the Purchaser.
6. EXPENSES. Each of the parties hereto shall pay its own expense in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts.
7. GENERAL.
a. Survival of Representations and Warranties. Each of the parties to this Agreement covenants and agrees that the Seller’s representations, warranties, covenants and statements and agreements contained in this Agreement and the exhibits hereto, and in any documents delivered by Seller to Purchaser in connection herewith, shall survive the Closing date. Except as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered by Seller to Purchaser in connection herewith, there are no other agreements, representations, warranties or covenants by or among the parties hereto with respect to the subject matter hereof.

b. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein, therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
c. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid:
To Seller:
American Transportation and Disposal Systems, Inc.
Attn.: Chris Uzzi, President
85A East 2nd St.
Bayonne, NJ 07002
With a copy to:
Joanne Pisano, Esq.
1250 Central Park Ave.
Yonkers, NY 10704
Fax (914) 423-8964
To Purchaser:
South Jersey Development
Attn.: Mark Alsentzer
1330 Sabal Palm Drive
Boca Raton, FL 33432
With a copy to:
Bernard M. Resnick, Esq.
Two Bala Plaza, Suite #300
Bala Cynwyd, PA 19004
Fax (610) 668-0574
or to such other address as such party shall have specified by notice in writing to the other party.
d. Entire Agreement. This Agreement (including the exhibits hereto and all documents and papers delivered by Seller pursuant hereto and any written amendments hereof executed by the parties hereto) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

e. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
f. Governing Law. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of the Court of Common Please located in Montgomery County, Pennsylvania. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than two years subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.
g. Conditions Precedent. The Conditions Precedent to the enforceability of this Agreement are outlined in Exhibit “E”, attached hereto and made a part hereof. In the event that said Conditions Precedent are not fulfilled by the appropriate dates thereof, this Agreement shall be deemed null and void and any deposits paid shall be returned to the Purchaser forthwith.
h. Treasury Stock. It is understood and agreed by the Purchaser that none of the consideration furnished by Purchaser hereunder shall be for treasury stock and such consideration, subject to the terms hereof, shall be the sole property of Seller. Seller shall not issue any further stock between the date of this Agreement and the Closing Date.
I. Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefor may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.
J. Facsimile Signatures, Counterpart Signatures: This Agreement shall be fully enforceable if signed by facsimile or counterpart signatures.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement and signed by an officer thereunto duly authorized and attested under the corporate seal by the Secretary of the corporate party hereto, all on the date first above written.
PURCHASER:
South Jersey Development

By:	/s/ Brent Kopenhaver
Brent Kopenhaver
SELLER:
American Transportation and Disposal Systems, Inc.

By:	/s/ Chris Uzzi
Chris Uzzi, President

Attest:	/s/ Chris Uzzi
Chris Uzzi, Secretary
EXHIBIT “A”
AMOUNT AND PAYMENT OF PURCHASE PRICE
a. Consideration. As total consideration for the purchase and sale of the Corporation’s Stock and other enumerated assets, pursuant to this Agreement, the Purchaser shall collectively pay to the Seller and WCI shares of restricted stock in a publicly traded company, tentatively to be known as “Pure Earth”, with a pre tax value not less than Two Million Four Hundred Thousand Dollars ($2,400.000.00), such total consideration to be referred to in this Agreement as the “Purchase Price”. As additional consideration, a pool of restricted stock in Pure Earth, valued at no more than Seven Hundred Fifty Thousand Dollars ($750,000.00), shall be set aside for distribution to certain customers or third parties as recommended by Christopher Uzzi, subject to approval by Pure Earth’s Board of Directors.
b. Payment. The Purchase Price shall be paid as follows: I. Delivery of shares of restricted stock to be delivered to Seller at Closing, on the Closing Date.

c. In the event that the Purchaser, after a complete review of the Corporation’s books, records, financial statements, sales tax receipts, bank statements, check books, and any other document required by Purchaser to verify the standing, status or performance of the Corporation, does not approve said purchase, then, in that event, all deposits paid to that date shall be returned to Purchaser with no further liability, responsibility or obligation.
EXHIBIT “B”
LIABILITIES OF CORPORATION
[Omitted.]
EXHIBIT “C”
PROPERTIES AND ASSETS OF CORPORATION
[Omitted.]
EXHIBIT “D”
DOCUMENTS FOR REVIEW

i.	Corporate Articles of Incorporation

ii.	Corporate Bylaws

iii.	Corporate Minutes and Resolutions

iv.	Financial and Operating Statements

v.	Sales Tax Returns

vi.	Income Tax Returns

vii.	Accounts Payable Ledgers

viii.	Accounts Receivable Ledgers

ix.	Leasehold Agreement(s) (If applicable)

x.	Warranty Deeds (If applicable)

xi.	Bills of Sale (If applicable)

xii.	Licenses
EXHIBIT “E”
CONDITIONS PRECEDENT
As stated in the letter of October 31, 2005 signed by the parties.